Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-204996) of Gladstone Investment Corporation of our reports dated May 15, 2017 relating to the financial statements, financial statement schedule, the effectiveness of internal control over financial reporting and senior securities table of Gladstone Investment Corporation, which appear in such Amendment No. 5 to the Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Amendment No. 5 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

July 28, 2017